EXHIBIT 10.5

AMENDMENT
TO THE
2016 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
OF HONEYWELL INTERNATIONAL INC.

Pursuant to the authority granted to proper officers of Honeywell International Inc. (the “Company”) by the Board of Directors on December 8, 2023, the 2016 Stock Plan for Non-Employee Directors of Honeywell International Inc. is hereby amended effective May 14, 2024 by replacing Schedule A in its entirety with the attached new Schedule A.

                            HONEYWELL INTERNATIONAL INC.

/s/ Karen Mattimore
Karen Mattimore
Senior Vice President &
Chief Human Resources Officer

Dated: December 22, 2023

“SCHEDULE A
BOARD POLICY FOR NON-EMPLOYEE DIRECTOR EQUITY AWARDS
Initial Restricted Stock Unit Grant for New Directors on and after December 8, 2023. Each Eligible Director first elected or appointed to the Board on or after December 8, 2023 shall receive an initial prorated equity grant based on their first date as an Eligible Director in the period beginning on the immediately preceding Annual Meeting of Shareowners (“Annual Meeting”) date and ending on the next following Annual Meeting date, and the prorated annual grant value for Stock Options and Restricted Stock Units for the immediately preceding Annual Meeting (i.e., based on $115,000 annual value of Stock Options and Restricted Stock Units between the 2023 and 2024 Annual Meetings, and $130,000 annual value of Restricted Stock Units after the 2024 Annual Meeting). The number of Shares subject to this grant shall be determined by dividing the value described in the preceding sentence by the Fair Market Value as of the grant date and rounding up to the nearest whole Share.
The Restricted Stock Units shall vest on the earliest of (i) the April 15th immediately preceding the Participant’s first anniversary of the grant date, (ii) the termination of service due to the Participant’s death or disability, or (iii) the occurrence of a Change in Control. Except as otherwise provided in an Award Agreement, no Award shall vest unless the Participant is a director of the Company on the vesting date.
Annual Grants of Stock Options and Restricted Stock Units. Effective beginning with the 2024 Annual Meeting and subject to any limitations set forth in the Plan, each Eligible Director who continues in office following the Annual Meeting of Shareowners (“Annual Meeting”) shall receive an equity grant with a total target value of $130,000 in Restricted Stock Units, with the number of Shares subject to each grant determined by dividing the value by the Fair Market Value as of the date of the Annual Meeting of Shareowners and rounding up to the nearest whole Share.
A grant of Restricted Stock Units shall vest on the earliest of (i) the April 15th immediately preceding the Participant’s first anniversary of the grant date, (ii) the termination of service due to the Participant’s death or disability, (iii) the occurrence of a Change in Control, or (iv) the voluntary termination of service on or after the Participant’s tenth anniversary as a Board member in good standing (as determined in the sole and absolute discretion of the Committee).
Except as otherwise provided in an Award Agreement, no Award shall vest unless the Participant is a director of the Company on the vesting date.
Future Changes to Schedule A. Notwithstanding any provision of the Plan to the contrary or the foregoing provisions of this Board Policy, in no event shall the Board amend this Board Policy to increase the total target value of the annual grants to Eligible Directors above $300,000, without the approval of the Company’s shareowners.”